FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
---------------------                           --------------------------------
October 21, 2004                                Lonnie R. Trasamar
                                                President and CEO
                                                (507) 553-3151

                  WELLS FINANCIAL CORP. DECLARES CASH DIVIDEND

     Wells, Minnesota--October 21, 2004-- Wells Financial Corp. (Nasdaq National Market- WEFC), the parent holding company of Wells Federal Bank, fsb, today announced the declaration of a $0.22 per share cash dividend payable on November 26, 2004, to stockholders of record as of the close of business on November 16, 2004.

     On September 28, 2004, the Company commenced a tender offer for up to 150,000 shares of its outstanding common stock in a transaction known as a modified Dutch auction tender offer. In the offer, the Company is offering to purchase up to 150,000 shares of its common stock at a price not greater than $31.50 nor less than $29.50 per share in cash. The offer will expire on October 29, 2004, unless extended by the Company. Shareholders who tender their shares in the offer prior to the record date for the dividend (November 16, 2004), and whose shares are actually purchased by the Company in the offer prior to such date, will be ineligible to receive the cash dividend.

     Wells Financial Corp. and Wells Federal Bank are headquartered in Wells, Minnesota. The Bank operates eight full service offices located in Wells, Blue Earth, Mankato, Fairmont, North Mankato, Albert Lea, St. Peter and Owatonna Minnesota and loan origination offices located in Farmington, Minnesota and Mason City, Iowa. The Bank is a community oriented, full service savings bank offering traditional mortgage, consumer, commercial and agricultural loan products. The Bank offers insurance, mutual funds and variable rate annuity products through its subsidiary, Wells Insurance Agency.

     Statements in this press release that are not strictly historical may be forward-looking statements, which involve risks and uncertainties. The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances arising after the date hereof.

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